EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-214039, 333-216630, and 333-216631) on Form S-3 and the registration statements (Nos. 333-228310 and 333-281145) on Form S-8 of our reports dated February 24, 2026, with respect to the consolidated financial statements of Option Care Health, Inc. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Chicago, Illinois
February 24, 2026